Exhibit 10.2

INTRADO INC.

FORM OF

2005 SHARE RIGHT AWARD AGREEMENT

1.             Share Right Award.  Intrado Inc. (the “Company”), in the exercise of its sole discretion pursuant to the Intrado Long Term Incentive Program (the “Program”), adopted pursuant to Article Four of the Company’s 1998 Stock Incentive Plan (the “1998 Plan”), does on June 23, 2005 (the “Award Date”) hereby award to                        (the “Participant”)                   [Insert number representing the maximum number of shares issuable upon vesting (110% performance level for all three Performance Measures)] Share Rights (“Share Rights”) upon the terms and subject to the conditions of this Award Agreement and the Program.  In the event of any conflict between the terms of the Program and this Award Agreement, the terms of the Program shall govern.  Any terms not defined herein shall have the meaning set forth in the Program.

2.             Rights of the Participant with Respect to the Share Rights.  The Share Rights granted pursuant to this Award Agreement do not and shall not entitle Participant to any rights of a shareholder of Common Stock.  This Award represents the Company’s unfunded and unsecured promise to issue shares of Common Stock at a future date, subject to the terms contained herein and the Program.  Participant has no rights under the Share Rights other than the rights of a general unsecured creditor of the Company.  The rights of Participant with respect to the Share Rights shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with Section 6.1 of the Program.  Unless terminated earlier under Section 5 below, a Participant’s rights under this Award Agreement with respect to any Share Rights issued under this Award Agreement shall terminate at the time such Share Rights are converted into shares of Common Stock.

3.             Vesting of the Share Rights.  Provided the Participant remains continuously employed by the Company throughout the Performance Period, a specified percentage of his/her Share Rights shall vest in accordance with the vesting calculations set forth on Appendix A, attached hereto and incorporated herein, based upon the Company’s level of attainment of the Performance Goals set forth on Appendix B, attached hereto and incorporated herein; provided, however, that no Share Rights shall vest unless the Company attains the Performance Goal at the 90% level (the “90% Minimum Threshold”) on at least two of the three Performance Measures, as determined at the end of the Performance Period (the “Minimum Vesting Requirement”).  The Common Stock underlying the Share Rights shall be distributed to the Participant on or before the Payment Date.

4.             Change of Control.  Notwithstanding any other provision herein, if a Change in Control shall occur during the Performance Period, the Participant shall be entitled to receive an immediate payment of Common Stock in an amount equal to the number of shares of Common Stock which the Participant would have received if the Company had attained each Performance

Goal at the 100% level for all three Performance Measures, regardless of the Company’s actual performance prior to the Change of Control.

5.             Termination of Participant’s Status as a Participant.

(a)           Upon termination of Participant’s employment for any reason other than death or disability, Participant shall have no rights or entitlement to any Share Rights that are not vested.  It shall not be considered a termination of employment for purposes of this Agreement if Participant is placed on an approved leave of absence, unless the Committee shall otherwise determine.

(b)           Upon termination of the Participant’s employment by reason of death or disability (as defined in the Program) of the Participant, the Participant shall be vested (or the Participant’s Beneficiary in the case of the Participant’s death) in the number of Share Rights eligible for vesting at the end of the Performance Period, based upon the vesting calculations set forth in Appendix A, times a fraction, the numerator of which is the number of full calendar months from July 1, 2005 to the date of such termination of employment and the denominator of which is 36, and all other Share Rights shall be forfeited; provided, however, that the Board of Directors may determine that the Participant (or the Beneficiary) is entitled to receive a greater number of Share Rights up to but not exceeding the number of Share Rights which would have been distributed had the Participant continued to be employed until the end of the Performance Period.

6.             Adjustments to Share Rights.  In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available pursuant to this Award Agreement, then the Committee shall, in such manner as the Committee, in its sole discretion, may deem equitable, adjust any or all of the number of Share Rights subject to this Award Agreement and/or, if deemed appropriate, make provision for a cash payment to the Participant; provided, however, that the number of Share Rights subject to this Award Agreement shall always be rounded down to the nearest whole number.

7.             Restriction on Transfer.  Unless otherwise provided for in the Program, Participant’s rights in the Share Rights and any interests therein may not be transferred, pledged, assigned, sold or otherwise disposed of in any manner, other than by will or by the laws of descent or distribution.  Share Rights shall not be subject to execution, attachment or other process.

8.             Income Tax Matters.

(a)            The Company shall deduct or cause to be deducted from, or collect or cause to be collected with respect to the Participant’s vested Share Rights any federal, state, or local taxes required by law to be withheld or paid with respect to such vested Share Rights, and Participant or Participant’s legal representative or beneficiaries shall be required to pay any such amounts.  The Company shall have the right to take such action as may be necessary, in the Company’s opinion, to satisfy such obligations.

(b)           In accordance with the terms of the 1998 Plan, and such rules as may be adopted by the Committee under the 1998 Plan or Program, Participant may elect to satisfy his or her income tax withholding obligations arising from the vesting of the Share Rights, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by Participant having a Fair Market Value equal to the amount of such taxes.  Any shares already owned by Participant, as referred to in the preceding sentence, must have been owned by the Participant for no less than six months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option.  The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share.  Participant’s election must be made on or before the date that the amount of tax to be withheld is determined.

(c)           Nothing herein shall be deemed to preclude the Participant from electing to defer receipt of the Common Stock underlying the vested Share Rights beyond the time such amount would have been payable hereunder pursuant to the Company’s Non-Qualified Deferred Compensation Plan or other similar plan, in accordance with Article 6 of the Program.

9.             Miscellaneous.

(a)           This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b)           The Company shall not be required to deliver any shares of Common Stock upon vesting of any Share Rights until the requirements of all securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. However, any Common Stock not issuable to a Participant pursuant to this subparagraph (b) at any time shall be issuable to such Participant at the first time that the requirements of this subparagraph (b) no longer prevent such an issuance.

(c)            This Award and grant of the Share Rights are subject to all of the terms and conditions of the Program.

[SIGNATURE ON FOLLOWING PAGE]

Please indicate your acceptance of this 2005 Share Right Award Agreement, and acknowledge that you have received copies of the Program and 1998 Plan, as currently in effect, by signing at the place provided and returning the original of this Agreement.

INTRADO INC.

By:	Date:
Name:
Title:

PARTICIPANT

Date:

APPENDIX A

VESTING CALCULATIONS

No Share Rights shall vest unless the Company attains the 90% Vesting Requirement (as defined in the 2005 Share Right Award Agreement).

If the Company attains the 90% Vesting Requirement, then the actual number of shares of Intrado common stock that will be issued upon vesting of the Share Rights will be determined in the charts below:

(1)           Revenue Performance Measure.  Thirty-four percent (34%), or             , of the Share Rights (the “Revenue Share Rights”) shall vest as follows, based upon the Company’s level of attainment of Revenue Performance Goals:

Revenue Performance Goals	Number of Shares to be Issued upon Vesting of Revenue Share Rights
110% or more ($223,300,000 or more)
100% ($203,000,000)
90% Minimum Threshold ($182,700,000)
Less than 90% (Less than $182,700,000)	-0-

If the Company attains a level of performance that is equal to or greater than the 90% Minimum Threshold, but less than or equal to 110% of the Revenue Performance Goal, then the actual number of shares of Common Stock issued will be determined by interpolation and rounded down to the nearest whole number.

(2)           Operating Margin Performance Measure.  Thirty-three percent (33%), or             , of the Share Rights (the “Operating Margin Share Rights”) shall vest as follows, based upon the Company’s level of attainment of Operating Margin Performance Goals:

Operating Margin Performance Goals	Number of Shares to be Issued upon Vesting of OM Share Rights
110% or more (19.8%)
100% (18%)
90% Minimum Threshold (16.2%)
Less than 90% (Less than 16.2%)	-0-

If the Company attains a level of performance that is equal to or greater than the 90% Minimum Threshold, but less than or equal to 110% of the Operating Margin Performance Goal, then the actual number of shares of Common Stock issued will be determined by interpolation and rounded down to the nearest whole number.

(3)           Return on Invested Capital Performance Measure.  Thirty-three percent (33%), or             , of the Share Rights (the “ROIC Share Rights”) shall vest as follows, based upon the Company’s level of attainment of Return on Invested Capital Performance Goals:

Return on Invested Capital Performance Goals	Number of Shares to be Issued upon Vesting of ROIC Share Rights
110% or more (15.4%)
100% (14%)
90% Minimum Threshold (12.6%)
Less than 90% (Less than 12.6%)	-0-

If the Company attains a level of performance that is equal to or greater than the 90% Minimum Threshold, but less than or equal to 110% of the Operating Margin Performance Goal, then the actual number of shares of Common Stock issued will be determined by interpolation and rounded down to the nearest whole number.

APPENDIX B

PERFORMANCE GOALS

	Performance Goals
Performance Measures	90%	100%	110%

Revenue	$182,700,000	$203,000,000	$223,300,000

Operating Margin (1)	16.2%	18.0%	19.8%

Return on Invested Capital (2)	12.6%	14.0%	15.4%

(1) Operating margin is defined as the sum of income from operations and compensation expense attributable to the issuance of common stock upon vesting of all Share Rights, divided by revenue.

(2) Return on invested capital is defined as the sum of net income and compensation expense attributable to the issuance of common stock upon vesting of all Share Rights, divided by the sum of long-term debt and stockholders’ equity at the end of the Performance Period.